Exhibit 99.1

Ingersoll Rand Increases Dividend by 19 Percent and Initiates New Share Repurchase Program
Swords, Ireland, February 5, 2014 – Ingersoll-Rand plc (NYSE:IR), a world leader in creating comfortable, sustainable and efficient environments, announced that its board of directors declared a quarterly dividend of 25 cents per ordinary share of the company, reflecting a 19 percent increase.
The board also authorized a new share repurchase program of up to $1.5 billion of the company’s ordinary shares to commence upon the completion of the company’s current $2.0 billion program. The company anticipates that it will begin purchases under the new program in the second quarter 2014. The timing of the program will be dependent on the company’s available liquidity and cash flow, and general market conditions. The repurchase program may be executed through various methods, including open market repurchases.
The dividend is payable March 31, 2014, to shareholders of record on March 14, 2014. The previous quarterly dividend was 21 cents per share.
“We have had a systematic effort over the last several years to return significant cash flow to shareholders and still invest in growth,” said Michael W. Lamach, chairman and chief executive officer of Ingersoll Rand. “Our capital allocation strategy includes earnings growth, maintaining a strong balance sheet and returning capital to shareholders through dividends and repurchases. We’ve returned more than $4 billion to shareholders in the last three years and today’s announcement reflects our continued commitment to deliver on that capital allocation strategy.
# # #
About Ingersoll Rand
Ingersoll Rand (NYSE:IR) advances the quality of life by creating comfortable, sustainable and efficient environments. Our people and our family of brands—including Club Car®, Ingersoll Rand®, Thermo King® and Trane®—work together to enhance the quality and comfort of air in homes and buildings; transport and protect food and perishables; and increase industrial productivity and efficiency. We are a global business committed to a world of sustainable progress and enduring results. For more information, visit www.ingersollrand.com.
This news release includes “forward-looking statements,” which are statements that are not historical facts, including, but not limited to, statements that relate to the timing and execution of the Company’s new share repurchase program. The forward-looking statements in this news release are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of our control, and could cause results to materially differ from expectations. Such risks and uncertainties, include, but are not limited to global economic conditions, demand for our products and services and tax law changes. For further information regarding risks and uncertainties associated with our businesses, please refer to our Form 10-K for the year ended December 31, 2012, Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013 and in our other SEC filings. We assume no obligation to update these forward-looking statements.